UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

FEBRUARY 9, 2006

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 675 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

In May 2002, Nevada Gold & Casinos, Inc. entered into an Amended and Restated Operating Agreement with American Heritage, Inc., d/b/a The Gillmann Group (the "Gillmann Group"), which established a Limited Liability Company that is 51% owned by the Company and 49% owned by the Gillmann Group. The Limited Liability Company is called Route 66 Casinos, LLC. The Gillmann Group had several contracts with the Laguna Development Corporation ("LDC"), a federally chartered corporation wholly-owned by the Pueblo of Laguna. The contracts included gaming equipment leases ("Equipment Leases") between the Gillmann Group and the LDC. The Equipment Leases were for a 5 year term commencing in September, 2003. Route 66 Casinos, LLC expected to receive on average approximately 16% of gross revenue from the gaming devices subject to the Equipment Leases over the 5-year term. Pursuant to the terms of the Amended and Restated Operating Agreement, Nevada Gold is entitled to receive 50% of the net revenues of Route 66 Casinos, LLC. We have been in litigation since October 2002 with the Gillmann Group and have brought breach of contract and other claims related to the Gillmann Group’s repudiation of the Amended and Restated Operating Agreement. Trial was scheduled for February 13, 2006 in Harris County, Texas (Nevada Gold & Casinos, Inc. v. American Heritage, Inc., et al. (No. 2002-51378)), but has been continued as a result of the Gillmann Group’s counsel’s conflicting trial commitments elsewhere in an unrelated matter. The litigation is described in Part II - Item 1 of our most recent Form 10-Q for the quarter ended October 23, 2005.

We have recently learned, through discovery in the litigation, that in November, 2005 the Gillmann Group, without our knowledge or consent, sold to the LDC the gaming devices and other equipment and property leased to the LDC and received $21 million, less certain adjustments. According to testimony taken on February 4, 2006, after liens on the gaming devices were paid off, the Gillman Group received the net amount of approximately $12.0 million. The Equipment Leases were terminated in connection with the transaction.

On January 30, 2006, we obtained a Temporary Restraining Order freezing the proceeds of the sale of the equipment and other property subject to the Equipment Leases. A Temporary Injunction hearing was scheduled for February 13, 2006, to determine whether the Temporary Restraining Order should be extended until the conclusion of the trial. Because of the same scheduling conflicts that caused the postponement of the trial, the Defendants agreed to extend the duration of the Temporary Restraining Order until they are able to participate in a Temporary Injunction Hearing. The Court accepted Defendants’ agreement to extend the duration of the Temporary Restraining Order.

As reported, including in footnote 3 to our consolidated financial statements for the quarter ended October 23, 2005, we have estimated our share of operational activities of Route 66 Casinos, LLC and have recorded such amounts using the equity method of accounting because we do not receive current revenue and expense information from the venture as a consequence of the ongoing litigation. Effective with Route 66 Casinos, LLC's calendar quarter ended September 30, 2005, we will discontinue the recording of any estimated earnings related to Route 66 Casinos, LLC due to the sale and the termination of the Equipment Leases.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: February 9, 2006	By:	/s/ H. Thomas Winn
H. Thomas Winn
Chief Executive Officer

End of Filing